State of Delaware
Secretary of State
Division of Corporations
Delivered 10:31 AM 08/05/2015
FILED 10:27 AM 08/05/2015
SRV 151134649 - 3883279 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SERATOSA, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

SERATOSA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation of the Corporation is amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"The name of the Corporation shall be "Weyland Tech, Inc."

SECOND: The Certificate if Incorporation of the Corporation is amended by adding the following text as a new paragraph at the end of the Article thereof numbered "FOURTH":

"Effective as of September 1, 2015, each one thousand (1,000) shares of the issued and outstanding Common Stock, $0.00001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share."

THIRD: "The Effective Date of this filing shall be September 1st, 2015."

FOURTH: "The amount of total stock in this corporation is authorized to issue is two hundred fifty million (250,000,000) shares with a par value of $0.0001 per share."

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation's issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 5th day of August, 2015.

By: ______________________

Authorized Officer

Title: Chief Executive Officer

Name: Brent Y Suen